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EXHIBIT 2

        PETRO-CANADA
NOTICE OF 2003 ANNUAL MEETING
APRIL 29, 2003

MANAGEMENT
PROXY CIRCULAR

Your Participation is Important – Please Take a Minute to Vote.

Voting instructions on page 4

Table of Contents

Invitation to Shareholders	3
Notice of Annual Meeting	3
Voting and Proxies: Questions and Answers	4
Business of the Meeting	7
Election of the Board of Directors	7
Appointment of Auditors	7
Shareholder Proposals	7
Board of Directors	7
Director Nominees	7
Meetings Held and Attendance of Directors	9
Executive Compensation	10
Report on Executive Compensation	10
Summary Compensation Table	12
Grants of Options	13
Stock Options Exercised	13
Pension Plans	14
Contracts Relating to Termination of Employment	16
Stock Performance Graph	16
Compensation of Directors	17
Indebtedness of Directors, Executive and Senior Officers	18
Directors' and Officers' Insurance Program	18
Corporate Governance Practices	19
Principles	19
Composition of the Board and Independence from Management	19
Role and Expectations of the Board	19
The Board's Expectations of Management	19
Role and Expectations of Board Committees	19
Mandates and Reports of Committees of the Board of Directors	20
Audit, Finance and Risk Committee	20
Corporate Governance and Nominating Committee	20
Environment, Health and Safety Committee	20
Management Resources and Compensation Committee	21
Pension Committee	21
Shareholder Proposals for the 2004 Annual Meeting	21
Shareholder Feedback	21
Additional Information	22
Directors' Approval	22
Management Certificate	22
Schedule "A" Governance — TSX Guidelines/Petro-Canada Compliance	23
Schedule "B" Shareholder Proposals	27

2    Petro-Canada Management Proxy Circular

Invitation to Shareholders

Dear Shareholder:

On behalf of the Board of Directors, management and employees, we invite you to attend Petro-Canada's Annual Meeting of Shareholders on Tuesday, April 29, 2003, at 11:00 a.m. (MST) in the Crystal Ballroom of the Fairmont Palliser Hotel, Calgary, Alberta.

    The items of business to be considered at this meeting are described in the Notice of Annual Meeting and accompanying Management Proxy Circular.

    Your participation in the affairs of the Corporation is very important to us. We encourage you to vote, which can be easily done by following the instructions enclosed with your material.

    Following the formal portion of the meeting, Ron A. Brenneman, Chief Executive Officer will review the affairs of the Corporation. You will also have an opportunity to ask questions and to meet your Directors and executives.

    In the interest of enhanced disclosure and making our materials more accessible, we took a serious look at how we can improve our communications with you. The Management Proxy Circular, for example, has been formatted to include more information. We hope you also find it easier to read.

    All of our public documents, including the 2002 Annual Report and Quarterly Reports, are available in the Investor Centre on our Web site located at www.petro-canada.ca. We encourage you to check out our Web site during the year for continuous disclosure initiatives, including news releases and investor presentations.

    We look forward to seeing you at the meeting.

Yours sincerely,

Brian F. MacNeill Chairman of the Board	Ron A. Brenneman Chief Executive Officer

3    Petro-Canada Management Proxy Circular

VOTING AND PROXIES: QUESTIONS AND ANSWERS

Your vote is very important to us. If you are unable to attend the Meeting or if you plan to attend but prefer the convenience of voting in advance, we encourage you to exercise your vote using any of the voting methods described below. Please read the following for answers to commonly asked questions regarding voting and proxies.

Q.
Am I entitled to vote?
A.
You are entitled to vote if you were a holder of common shares of Petro-Canada as of the close of business on March 13, 2003. Each common share is entitled to one vote.

  The list of registered shareholders maintained by the Corporation will be available for inspection after March 21, 2003, during usual business hours at the Corporation's registered office, and will be available at the meeting.

Q.
What am I voting on?
A.
The following matters:
•
the election of Directors to the Board of Directors of the Corporation until the close of the next annual meeting;
•
the appointment of Deloitte & Touche LLP as auditors of the Corporation until the close of the next annual meeting; and
•
two shareholder proposals set out in Schedule "B".

Q.
What if amendments are made to these matters or if other matters are brought before the meeting?
A.
If you attend the Meeting in person and are eligible to vote, you may vote on such matters as you choose.

  If you have completed and returned a proxy, the person named in the proxy form will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual Meeting of Shareholders of Petro-Canada and to other matters which may properly come before the Meeting. As of the date of this Management Proxy Circular, the management of the Corporation knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

Q.
Who is soliciting my proxy?
A.
The Management of Petro-Canada is soliciting your proxy.

  Solicitation of proxies is done primarily by mail, supplemented by telephone or other contact, by employees or agents of the Corporation at a nominal cost, and all costs thereof will be borne by the Corporation.

Q.
How can I vote?
A.
If you are eligible to vote and your shares are registered in your name, you can vote your shares in person at the Meeting or by signing and returning your form of proxy in the prepaid envelope provided.

  If your shares are not registered in your name but are held by a nominee, please see the questions and answers below.

Q.
How can a Non-Registered Shareholder vote?
A.
If your shares are not registered in your name, but are held in the name of a nominee (usually a bank, trust company, securities broker or other financial institution), your nominee is required to seek instructions as to how to vote your shares. Your nominee will have provided you with a package of information including these Meeting materials and either a proxy or a voting form. Carefully follow the instructions accompanying the proxy or voting form.

Q.
How can a Non-Registered Shareholder vote in person at the Meeting?
A.
The Corporation does not have access to the names of its non-registered shareholders. Therefore if you attend the Meeting, the Corporation will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as a proxyholder. If you wish to vote in person at the Meeting, insert your own name in the space provided on the proxy or voting form sent to you by your nominee. In doing so you are instructing your nominee to appoint you as a proxyholder. Complete the form by following the return instructions provided by your nominee. Do not otherwise complete the form as you will be voting in person at the Meeting. You should present yourself to a representative of CIBC Mellon upon arrival at the Meeting.

Q.
Who votes my shares and how will they be voted if I return a proxy?
A.
By properly completing and returning a proxy, you are authorizing the person named in the proxy to attend the Meeting and to vote your shares. You can use the enclosed proxy form, or any other proper form of proxy, to appoint your proxyholder.

4    Petro-Canada Management Proxy Circular

  The shares represented by your proxy must be voted as you instruct in the proxy. If you properly complete and return your proxy but do not specify how you wish the votes cast, your shares will be voted as your proxyholder sees fit.

  Unless contrary instructions are provided, shares represented by proxies received by management will be voted:

  FOR the election as Directors of those Nominees set out in this Management Proxy Circular.

  FOR the appointment of Deloitte & Touche LLP as auditors.

  FOR management's proposals generally, and AGAINST Shareholder Proposals A and B.

Q.
Can I appoint someone other than the individuals in the enclosed proxy to vote my shares?
A.
Yes, you have the right to appoint some other person of your choice who need not be a shareholder to attend and act on your behalf at the Meeting. If you wish to appoint a person other than the names that appear, then strike out those printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided. NOTE: It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your shares. Proxyholders should, on arrival at the meeting, present themselves to a representative of CIBC Mellon.

Q.
What if my shares are registered in more than one name or in the name of my company?
A.
If the shares are registered in more than one name, all those registered must sign the form of proxy. If the shares are registered in the name of your company or any name other than yours, you may require documentation that proves you are authorized to sign the form of proxy.

Q.
Can I revoke a proxy or voting instruction?
A.
If you are a registered shareholder and have returned a proxy, you may revoke it by:
1.
completing and signing a proxy bearing a later date, and delivering it to CIBC Mellon; or
2.
delivering a written statement, signed by you or your authorized attorney to:
(a)
the Corporate Secretary of Petro-Canada at 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3E3 at any time up to and including April 28, 2003, or the business day preceding the day to which the Meeting adjourned; or
(b)
to the Chairman of the Meeting prior to the commencement of the Meeting on any day of the Meeting or the day to which the Meeting is adjourned.

  If you are a non-registered shareholder, contact your nominee.

Q.
Is my vote confidential?
A.
Your vote is confidential. Proxies are received, counted, and tabulated by Petro-Canada's transfer agent, CIBC Mellon. CIBC Mellon does not disclose individual shareholder votes to Petro-Canada.

Q.
Are there any voting restrictions?
A.
The Petro-Canada Public Participation Act requires that the articles of the Corporation include certain restrictions on the ownership and voting of shares of the Corporation. The Act provides that the outstanding voting shares of the Corporation are its common shares and exercisable options to purchase its common shares.

  The following summarizes the restriction currently contained in the Corporation's articles:

  No person, together with associates of that person, may hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate voting shares to which are attached more than 20 per cent of the votes that may ordinarily be cast to elect directors of the Corporation, calculated without including votes that may be cast by or on behalf of the Government of Canada. This restriction does not apply to the Government of Canada.

Q.
How many common shares are outstanding?
A.
As of the date of this circular there were 264,576,829 common shares outstanding.

  To the knowledge of the Directors and officers of Petro-Canada: (i) the Government of Canada, represented by the Minister of Finance, is the only person who beneficially owns or exercises control or direction over securities carrying more than 10 per cent of the voting rights attached to any class of voting securities of the Corporation, and (ii) no person beneficially owns or exercises control or direction over securities carrying more than 10 per cent of the voting rights attached to any class of voting securities of the Corporation, calculated without including votes that may be cast by or on behalf of the Government of Canada.

  The Government of Canada has stated that it will deal with its common shares as an investor and not as a manager and that it does not intend to exercise its right to vote at meetings of shareholders, although it reserves the right to do so.

5    Petro-Canada Management Proxy Circular

Q.
What is electronic delivery?
A.
A voluntary program, electronic delivery is e-mail notification to Petro-Canada non-registered shareholders that documents which must be delivered pursuant to securities legislation are available on Petro-Canada's Web site. Every year, Petro-Canada delivers to its shareholders documentation, such as this Management Proxy Circular and our Annual Report, that must by law be delivered to shareholders of a public corporation. Petro-Canada would like to make this process more convenient for its shareholders and proposes that those non-registered shareholders who so wish it, be notified by e-mail when documentation is posted on Petro-Canada's Web site. Electronic delivery will save paper, as an environmental benefit, and reduce costs for the Corporation.

Q.
How can I ask for electronic delivery?
A.
If you are a non-registered shareholder, go to the ADP Investor Communication Web site www.InvestorDeliveryCanada.com (ADP provides the proxy, financial reports and regulatory mailing service to non-registered shareholders of Petro-Canada) and follow the instructions on the screen. You will need your Control Number and your PIN Number (you will find them on the form of proxy provided in your package).

Q.
What if I have other questions?
A.
If you have a question regarding the Annual Meeting, please contact CIBC Mellon or its authorized agent nearest you:

  Canada: CIBC Mellon at 1-800-387-0825
                      www.cibcmellon.com

  United States: CIBC Mellon at 1-800-387-0825
                      www.cibcmellon.com

  or the Corporate Secretary of Petro-Canada at:
                      403-296-8000 or
                      www.petro-canada.ca

6    Petro-Canada Management Proxy Circular

BUSINESS OF THE MEETING

1.    Election of the Board of Directors

  Following are the nominees proposed for election to the Board of Directors of Petro-Canada to hold office until the close of the next Annual Meeting of Shareholders:

Ron A. Brenneman Angus A. Bruneau Gail Cook-Bennett John F. Cordeau Claude Fontaine Paul Haseldonckx	Thomas E. Kierans Brian F. MacNeill Paul D. Melnuk Guylaine Saucier William W. Siebens

  Biographies for these nominees are set out under the heading "Director Nominees".

2.    Appointment of Auditors

  The Directors and management propose that Deloitte & Touche LLP be appointed as the Auditors of the Corporation for the 2003 fiscal year. On June 7, 2002 the Board of Directors appointed Deloitte & Touche LLP to serve as auditors of the Corporation until the next annual meeting of the shareholders. Arthur Andersen LLP, the previous auditors, resigned in June 2002 when substantially all of the firm's Canadian partners and staff joined Deloitte & Touche LLP.

  The Corporation also had engaged Arthur Andersen LLP and subsequently Deloitte & Touche LLP as contract internal auditors to provide internal audit services until August 2002, when the Corporation appointed PricewaterhouseCoopers LLP as its contract internal auditor.

  Deloitte & Touche LLP billed the Corporation for services rendered in the year ended December 31, 2002 as follows: (a) audit fees for professional services rendered for the audit of the Corporation's financial statements and for audits of subsidiaries – $2,230,000; (b) audit related services for internal control reviews, acquisition due diligence, and audits of pension plans – $270,000; (c) tax consultation services – $27,000; and (d) all other services, primarily operational audits – $94,000. Arthur Andersen LLP billed the Corporation for services rendered up to June 7, 2002 as follows: (a) audit fees – $13,000; (b) audit related services, primarily for internal control reviews – $499,000; (c) tax services – $51,000; and (d) all other services, primarily services related to an insurance claim settlement and operational audits – $1,113,000.

3.    Shareholder Proposals

  Attached to this Management Proxy Circular as Schedule "B" are two shareholder proposals that have been submitted for consideration at the meeting as well as the explanation of the Board of Directors for opposing those proposals. If those proposals are put forward at the Meeting, those persons designated in the enclosed form of proxy intend to vote AGAINST each of those proposals. Each of the proposals will be determined by a majority of votes cast with respect to that proposal.

Board of Directors
Director Nominees

Action is to be taken at the meeting to elect 11 Directors of the Corporation. The Articles of the Corporation provide that the number of Directors of the Corporation shall be a minimum of 9 and a maximum of 13. The number of Directors of the Corporation and the number of Directors to be elected at the Annual Meeting of the Shareholders shall be determined from time to time by resolution of the Directors. The Directors may appoint one or more additional Directors, who shall hold office for a term expiring not later than the close of the next Annual Meeting of Shareholders, but the total number of Directors so appointed may not exceed one-third of the number of Directors elected at the previous Annual Meeting of Shareholders. The by-laws of the Corporation provide that as long as the Government of Canada is the registered holder of more than 10 per cent of the outstanding voting shares of the Corporation, it shall be entitled to designate one nominee for election as a Director at each Annual Meeting of Shareholders. As of the date of this circular, the Government of Canada is the registered holder of 49,390,104 common shares or approximately 18.67 per cent of the outstanding voting shares of the Corporation and is, therefore, entitled to designate one nominee to the Board. John Cordeau is the Government's nominee.

    The term of office of each of the present Directors expires at the close of the Meeting. Set out below are the names and biographies of the nominees for election as Directors and, unless authority is withheld, the persons named in the form of proxy intend to vote for these nominees. Management does not contemplate that any of these nominees will be unable to serve as a Director, but should that occur for any reason, the persons named in the form of proxy reserve the right to vote for another nominee in their discretion, unless the shareholder has directed that the shares be withheld from voting in the election of Directors. Each Director elected will hold office until the close of the next Annual Meeting of Shareholders of the Corporation or until his or her successor is elected or appointed.

7    Petro-Canada Management Proxy Circular

RON A. BRENNEMAN (56) Calgary, Alberta Director since: 2000 Share ownership: 33,073 [1] DSU ownership: 14,915 [2]	Ron A. Brenneman is the Chief Executive Officer of the Corporation. Prior to joining the Corporation in 2000, he held various positions within Exxon Corporation and its affiliated companies. He also serves as a Director of the Bank of Nova Scotia. He is a member of the Boards of the Canadian Council of Chief Executives and the Canadian Unity Council. Mr. Brenneman is a member of the Environment, Health and Safety Committee.

ANGUS A. BRUNEAU, O.C. (67) St. John's, Newfoundland Director since: 1996 Share ownership: 2,719 [1] RSU ownership: 2,840 [2]	Angus Bruneau is Chairman of the Board of Fortis Inc. (a utilities and services Corporation). He also serves as a Director of Inco Limited, the SNC Lavalin Group Inc., and Canada Life Assurance Company. He is an active executive member of a number of not-for-profit organizations including Sustainable Development Technology Canada, Canadian Institute for Child Health, Festival 500, Canada's Top 40 Under 40, and the Canadian Foundation for Innovation and Nature Conservancy of Canada. Dr. Bruneau is Chair of the Environment, Health and Safety Committee and a member of the Pension Committee.

GAIL COOK-BENNETT (62) Toronto, Ontario Director since: 1991 Share ownership: 2,049 [1] RSU ownership: 6,976 [2]	Gail Cook-Bennett is Chairperson of the Canada Pension Plan Investment Board (public pension plan investment). She also serves as a Director of Groupe Transcontinental GTC Ltée., and Manulife Financial Corporation. Dr. Cook-Bennett is Chair of the Pension Committee and a member of the Audit, Finance and Risk Committee, and the Corporate Governance and Nominating Committee.

JOHN F. CORDEAU (52) Calgary, Alberta Director since: 1994 Share ownership: 2,844 [1] RSU ownership: 4,024 [2]	John Cordeau is a partner and litigation department head at Bennett Jones LLP (barristers and solicitors). He also serves as a Director of a number of private companies. Mr. Cordeau is a member of the Pension Committee and the Environment, Health and Safety Committee.

CLAUDE FONTAINE (61)[3] Montreal, Quebec Director since: 1987 Share ownership: 8,948 [1] RSU ownership: 9,930 [2]	Claude Fontaine is a senior partner with Ogilvy Renault (barristers and solicitors). He also serves as a Director of Domtar Inc., Optimum General Inc. and the Montreal Heart Institute Research Fund and is a Governor of the Canadian Unity Council. Mr. Fontaine is a member of the Management Resources and Compensation Committee.

PAUL HASELDONCKX (54) Essen, Germany Director since: 2002 Share ownership: 1,200 [1] RSU ownership: 1,216 [2]	Paul Haseldonckx is the past Chairman of the Executive Board of Veba Oil & Gas GmbH and its predecessor companies. He is advisor to Ruhrgas AG and Steag AG in Germany and guest lecturer at Leiden University MBA Program on International Management. Mr. Haseldonckx is a member of the Corporate Governance and Nominating Committee and the Environment, Health and Safety Committee.

THOMAS E. KIERANS, O.C. (62) Toronto, Ontario Director since: 1991 Share ownership: 20,450 [1] RSU ownership: 1,713 [2]	Tom Kierans is Chairman of the Canadian Institute for Advanced Research and the Toronto International Leadership Centre for Financial Sector Supervision (research in social and natural sciences). He also serves as a Director of Manulife Financial Corporation, IPSCO Inc., Inmet Mining Corp., BCE Inc., Bell Canada and Telesat Canada. He is advisor to Corporation Lazard Canada. Mr. Kierans is Chair of the Management Resources and Compensation Committee and a member of the Corporate Governance and Nominating Committee.

BRIAN F. MACNEILL (63) Calgary, Alberta Director since: 1995 Share ownership: 5,100 [1] RSU ownership: 10,363 [2]	Brian MacNeill is the Chairman of the Board of Petro-Canada. Prior to that he was President and CEO of Enbridge Inc. He is also a Director of Enbridge Inc., the Toronto-Dominion Bank, Dofasco Inc., Western Oil Sands Inc., West Fraser Timber Co. Ltd., TELUS Corporation, Sears Canada Inc., and Veritas DGC Inc. He is a member of the Alberta and Ontario Institutes of Chartered Accountants and the Financial Executives Institute. He is a fellow of the Canadian Institute of Chartered Accountants, and Chair of the Board of Governors of the University of Calgary. Mr. MacNeill is a member of all Board committees.

8    Petro-Canada Management Proxy Circular

PAUL D. MELNUK (48) St. Louis, Missouri Director since: 2000 Share ownership: 2,200 [1] RSU ownership: 3,698 [2]	Paul Melnuk is Managing Partner of FTL Capital Partners LLC (merchant banking). He is past President and CEO of Bracknell Corporation, Barrick Gold Corporation, and Clark USA, Inc. He is a member of the Canadian Institute of Chartered Accountants and of the Young Presidents' Organization, St. Louis chapter. Mr. Melnuk is Chair of the Audit, Finance and Risk Committee and a member of the Environment, Health and Safety Committee.

GUYLAINE SAUCIER, O.C. (56) Montreal, Quebec Director since: 1991 Share ownership: 4,260 [1] RSU ownership: 10,028 [2]	Guylaine Saucier is past Chairperson of each of the Joint Committee on Corporate Governance, the Canadian Broadcasting Corporation and the Canadian Institute of Chartered Accountants. She is a Director of the International Federation of Accountants, the Bank of Montreal, Nortel Networks Corporation, AXA Assurances Inc., and Tembec Inc. Mrs. Saucier is a member of the Audit, Finance and Risk Committee and the Pension Committee.

WILLIAM W. SIEBENS (69) Calgary, Alberta Director since: 1986 Share ownership: 3,250 [1] RSU ownership: 5,477 [2]	Bill Siebens is President and Chief Executive Officer of Candor Investments Ltd. (private energy and investment corporation). He is a Director of the Fraser Institute. Mr. Siebens is a member of the Management Resources and Compensation Committee and the Corporate Governance and Nominating Committee.

1
The information regarding common shares beneficially owned or controlled has been furnished by the respective nominees individually and is not within the knowledge of the Corporation.
2
See "Compensation of Directors" for directors who are not employees of the Corporation and "Executive Compensation" for the Chief Executive Officer.
3
Mr. Fontaine resigned from the Audit Finance and Risk Committee effective March 5, 2003. This was in anticipation of the proposed rules under the United States Sarbanes-Oxley Act of 2002 since Ogilvy Renault provides legal services to the Corporation (the amount of which is not material to either Ogilvy Renault or the Corporation).

Meetings Held and Attendance of Directors

The information below sets out Board of Directors and Committee meetings held and attendance of Directors for the year ended December 31, 2002.

Summary of Attendance of Directors

Director	Board Meetings Attended	Committee Meetings Attended

Brenneman, R. A. *	9 of 9	2 of 2
Bruneau, A. A.	7 of 9	3 of 4
Cook-Bennett, G.	7 of 9	12 of 18
Cordeau, J. F.	8 of 9	4 of 4
Crawford, P. ***	9 of 9	9 of 9
Fontaine, C.	9 of 9	15 of 15
Haseldonckx, P. **	4 of 4	4 of 4
Kierans, T. E.	7 of 9	7 of 9
MacNeill, B. F.	9 of 9	21 of 24
Melnuk, P. D.	9 of 9	13 of 13
Saucier, G.	8 of 9	10 of 13
Siebens, W. W.	9 of 9	9 of 9

*
As a member of management, Mr. Brenneman is not a member of any Committee except the Environment, Health and Safety Committee but as CEO may participate in all Committee meetings.
**
Mr. Haseldonckx joined the Board of Directors in July, 2002.
***
Mr. Crawford retires from the Board in April, 2003.

9    Petro-Canada Management Proxy Circular

EXECUTIVE COMPENSATION

Report on Executive Compensation

Compensation Philosophy

The success of the Corporation depends to a great extent on the Corporation's ability to attract, retain and motivate high-performing employees at all levels of the organization. The Corporation regularly reviews its compensation policies by reference to these objectives.

    The Management Resources and Compensation Committee (the "Committee") of the Board of Directors reviews overall compensation policies and makes recommendations to the Board of Directors on the compensation program for the executive officers of Petro-Canada, including the Named Executive Officers. The objectives of the program are to:

1.
attract and retain key personnel;
2.
encourage commitment to the Corporation and its goals, aligning executive officer interests with those of the shareholders; and
3.
reward executive officers for demonstrated leadership and for performance in relation to predetermined and quantifiable goals.

    The program is designed to deliver competitive base salary and incentive payments where corporate and individual performance meet specific predetermined objectives. In developing a total compensation structure for executive officers, the Committee, in using its discretion, considers the compensation paid to similar positions in specific comparator groups. The comparator group for Canadian executive officers is a group of large Canadian industrial and resource companies that exercise a reasonable degree of autonomy and have annual revenues in excess of two billion dollars. This group was selected as being the most similar to Petro-Canada in terms of size, scope and complexity. The comparator groups for international executive officers are selected using similar criteria in the relevant international locations. Under the program structure, total compensation may range from the median of the comparator group to the 75th percentile, depending on the performance and contribution of the executive officer. The competitiveness of the compensation structure is determined regularly by a compensation survey conducted by an independent consulting firm.

    The compensation program for executive officers consists of a base salary, an annual incentive and a long-term incentive using stock options, with a significant portion of the total compensation performance-driven and, therefore, variable.

Base Salary

Each year the Committee reviews the base salaries of the Named Executive Officers and, as needed, makes adjustments to reflect the duties and responsibilities of the position, the degree of special skill and knowledge required and the performance and contribution of the executive officer. The Committee uses as a reference point the median base salaries of positions in the comparator group with similar responsibilities.

Annual Incentive Program

Awards paid under the annual incentive program are based on the degree of achievement of specific predetermined corporate, business unit and individual objectives. Each executive officer is assigned a target incentive level that represents the amount that would be paid if all objectives were achieved at planned levels. If planned results are not achieved or are exceeded, actual payments could vary from zero to double the target award for corporate and business unit performance and from zero to triple the target award for individual performance. For the year ended December 31, 2002, awards under the program for the achievement of planned objectives by executive officers ranged from 30 per cent to 75 per cent of base salary, depending on the level of the executive officer, with the highest percentage applicable to the Chief Executive Officer.

    In 2002, 30 per cent of the target annual incentive award was based upon a key measure of corporate performance earnings from operations earnings versus plan, and 50 per cent on business unit operating measures connected to objectives that drive excellent operations. The remaining 20 per cent of the award was determined by the executive officer's individual performance as assessed by the Committee.

Deferred Stock Unit Plan

The Corporation has established a Deferred Stock Unit Plan, the purpose of which is to increase the alignment of the executive officers' and shareholders' interests by linking short-term cash incentive rewards to the future value of the Corporation's shares. Under the Plan, each executive officer may elect to receive all or a portion of his or her annual incentive in the form of deferred stock units (DSUs).

10    Petro-Canada Management Proxy Circular

    When awards are determined, the amount elected is converted to DSUs that have a value equal to the five-day average market price of the Corporation's shares immediately before the award is payable. The DSUs attract dividends in the form of additional DSUs at the same rate as dividends on the Corporation's shares. The executive officer is not allowed to convert the DSUs until termination or retirement. The value of the DSUs, when converted to cash, will be equivalent to the five-day average market price of the Corporation's shares immediately before the conversion takes place. In addition, special DSU awards may be made from time to time by the Committee to recognize singular achievements or to achieve certain corporate objectives.

Long-Term Incentive Plan

Through an annual award of stock options, the long-term component of the program links executive compensation with the creation of shareholder value and further aligns the interests of executive officers with those of the Corporation's shareholders. The Committee uses its discretion in granting stock option awards, considering as a reference point competitive data for similar positions in the comparator groups of companies, and employs the Black-Scholes financial model to estimate the value of the awards. The number of options granted in the previous year is considered in determining new stock option awards along with an assessment of the competitiveness of the overall compensation structure and an evaluation of the executive's performance. The right to exercise a stock option in its entirety accrues by 25 per cent annual increments over a period of four years from the date of grant.

Share Ownership Guidelines

To support the Corporation's belief in share ownership by executive officers, the Corporation has introduced guidelines that require share holdings, including DSUs, proportionate to the individual's compensation and position. Over a period of time, executive officers are expected to accumulate share holdings having a value at least equal to a multiple of their annual base salary. The guidelines require holdings by the Chief Executive Officer of three times base salary, by Executive and Senior Vice-Presidents of one and one-half times base salary and by other Officers of one-half times base salary.

Chief Executive Officer Compensation

The Committee reviews the compensation paid to CEOs at the comparator group of companies to determine the competitiveness of the CEO's compensation and carefully assesses the performance of Mr. Brenneman, the Chief Executive Officer, considering both financial and non-financial components of that performance.

    In 2002, Mr. Brenneman's annual salary was increased from $750,000 to $900,000 and he received a grant of 150,000 stock options. His annual incentive award of $1,300,000 was determined in accordance with the Annual Incentive Program described above, reflecting significant achievements made under his leadership:

  •
  In 2002, Petro-Canada successfully executed its corporate strategy to improve profitability and deliver growth across its core businesses:
  –
  Despite higher crude prices and weaker cracking margins, the Downstream delivered strong results, due to management of controllable costs.
  –
  Total Upstream production averaged 382,400 barrels of oil equivalent per day in 2002, up from 196,500 per day in 2001.
  –
  The East Coast business unit executed a world-class start-up at Terra Nova.
  –
  The Western Canada business unit continued to maintain leading Finding and Development cost performance in the face of increasing industry costs.
  –
  The Oil Sands business unit delivered the MacKay River project on time and under budget, providing a solid base for the future.
  –
  The International business unit, which was acquired in 2002 and essentially integrated into the Corporation during the year, is established as a platform for long-term growth.
  •
  Petro-Canada has implemented programs that emphasize the importance of succession planning, leadership development and rigorous performance management to ensure a strong and effective organization for the future.

    This report is submitted by the Management Resources and Compensation Committee.

  P. Crawford
  C. Fontaine
  T. E. Kierans (Chair)
  B. F. MacNeill
  W. W. Siebens

11    Petro-Canada Management Proxy Circular

Summary Compensation Table

The following table summarizes, for the periods indicated, the compensation of the Corporation's Chief Executive Officer and each of the four most highly compensated executive officers who were serving as executive officers on December 31, 2002. The Chief Executive Officer and the four executive officers are referred to, collectively, as the "Named Executive Officers."

Long Term Compensation Awards
Annual Compensation
					Securities Under Options [3]	Restricted shares or Restricted Share Units [4]
Name and Principal Position	Year	Salary	Annual Incentive [1]	Other Annual Compensation [2]			All Other Compensation [5]

		($)	($)	($)	(#)	($)	($)
Ron A. Brenneman Chief Executive Officer	2002 2001 2000	862 500 731 250 662 019	1 300 000 805 000 650 000	51 375 58 228 –	150 000 150 000 170 000	– – –	45 692 38 854 34 438
Norman F. McIntyre President	2002 2001 2000	537 153 407 535 400 020	612 000 276 000 246 000	722 791 16 488 15 574	60 000 42 000 42 000	– – 1 189 500	28 365 22 269 21 202
Boris Jackman Executive Vice-President	2002 2001 2000	407 505 364 275 342 780	502 000 250 000 225 000	1 100 2 198 1 489	50 000 52 000 42 000	– – 594 700	21 434 19 444 17 982
Ernest F. H. Roberts Senior Vice-President and Chief Financial Officer	2002 2001 2000	358 770 318 871 273 138	324 000 208 000 171 000	– – –	45 000 34 000 30 000	– – –	19 300 16 942 14 279
Brant G. Sangster Senior Vice-President Oil Sands	2002 2001 2000	282 664 259 899 254 797	214 000 139 800 119 100	– – –	19 000 16 000 26 000	– – –	15 313 14 214 13 730

1
For 2002, Mr. Roberts elected to take 50 per cent of his annual incentive award under the Corporation's Deferred Stock Unit Plan. For 2001, Messrs. Brenneman, Roberts and Sangster elected to take 25 per cent, 50 per cent and 50 per cent respectively of their annual incentive award under the Corporation's Deferred Stock Unit Plan. For 2000, Mr. Brenneman elected to take 50 per cent of his annual incentive award under the Corporation's Deferred Stock Unit Plan. The amounts in this column include the value of deferred stock units granted.
2
For 2002, the amounts in this column in the case of Messrs. McIntyre and Jackman relate to imputed interest on company loans. For 2000 and 2001, the amounts in this column in the case of Messrs. McIntyre and Jackman relate to imputed interest on share purchase and company loans. In the case of Mr. Brenneman for 2002, the amount includes $29,000 for a leased vehicle and $15,000 for financial counselling; in 2001, the amount includes $30,000 for a leased vehicle and $19,000 for financial counselling. In the case of Mr. McIntyre for 2002, the amount also includes expatriate benefits including housing costs of $352,843 (converted from British Pounds Sterling to Canadian dollars at the rate of 2.5428, being the exchange rate at December 31, 2002), a tax equalization payment of $152,158, an expatriate premium and goods and services allowance of $145,661 plus a car allowance, financial advice, health insurance and utilities. Except for Mr. Brenneman in 2002 and 2001 and Mr. McIntyre in 2002, the aggregate amount of perquisites and other personal benefits does not exceed the lesser of $50,000 and 10 per cent of the total of the annual salary and annual incentive for each Named Executive Officer.
3
The amounts in this column relate to the number of common shares of the Corporation for which options to purchase were granted in the financial years indicated.
4
The amounts in this column relate to the value of deferred stock units granted as special awards under the Deferred Stock Unit Plan.
5
The amounts in this column relate to the Corporation's contributions under the Petro-Canada Capital Accumulation Plan, Health Care Spending Account and Group Life Insurance Plan.

12    Petro-Canada Management Proxy Circular

Grants of Options

The following table provides information concerning grants of options made to each Named Executive Officer during the financial year ended December 31, 2002.

OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

Name	Securities Under Options [1]	Per cent of Total Options Granted to Employees in Financial Year	Exercise Price	Market Value of Securities Underlying Options on Date of Grant	Expiration Date

	(#)	(per cent)	($/security)	($/security)
Ron A. Brenneman	150 000	6.04	34.22	34.22	February 10, 2012
Norman F. McIntyre	60 000	2.42	34.22	34.22	February 10, 2012
Boris J. Jackman	50 000	2.01	34.22	34.22	February 10, 2012
Ernest F. H. Roberts	45 000	1.81	34.22	34.22	February 10, 2012
Brant G. Sangster	19 000	0.77	34.22	34.22	February 10, 2012

1
The amounts in this column relate to the number of common shares of the Corporation for which options to purchase were granted during 2002. The options vest 25 per cent per year cumulatively.

Stock Options Exercised

The following table provides information concerning the exercise of options by each of the Named Executive Officers during the financial year ended December 31, 2002 and the financial year-end value of unexercised options.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR
AND FINANCIAL YEAR-END OPTION VALUES

Name	Securities Acquired on Exercise [1]	Aggregate Value Realized	Unexercised Options at Financial Year-End [1] (Exercisable/ Unexercisable)	Value of Unexercised-in-the-Money Options at Financial Year-End [2] (Exercisable/ Unexercisable)

	(#)	($)	(#)	($)
Ron A. Brenneman	70 000	1 709 710	52 500 / 347 500	872 025 / 5 933 975
Norman F. McIntyre	Nil	Nil	151 200 / 121 800	4 270 622 / 2 148 873
Boris J. Jackman	15 600	480 399	101 900 / 119 300	2 730 909 / 2 092 798
Ernest F. H. Roberts	Nil	Nil	54 325 / 90 500	1 392 467 / 1 549 555
Brant G. Sangster	35 825	809 110	10 500 / 47 575	229 530 / 902 297

1
The amount in this column refers to common shares of the Corporation.
2
The closing price of the common shares of the Corporation on the Toronto Stock Exchange on December 31, 2002 was $48.91.

13    Petro-Canada Management Proxy Circular

Pension Plans

The Named Executive Officers, with the exception of Mr. Brenneman, are covered by individual retiring allowance agreements and by the Petro-Canada registered pension plan (defined benefit option), which pension plan covers all permanent employees of the Corporation.

    The following table provides information concerning the total annual retirement benefit payable under both the registered pension plan and retiring allowance agreements at age 60, the earliest age at which an unreduced retirement benefit is available.

Years of Service
Remuneration	15	20	25	30	35

$
250 000	75 000	100 000	125 000	150 000	175 000
300 000	90 000	120 000	150 000	180 000	210 000
400 000	120 000	160 000	200 000	240 000	280 000
500 000	150 000	200 000	250 000	300 000	350 000
600 000	180 000	240 000	300 000	360 000	420 000
700 000	210 000	280 000	350 000	420 000	490 000
800 000	240 000	320 000	400 000	480 000	560 000
900 000	270 000	360 000	450 000	540 000	630 000
1 000 000	300 000	400 000	500 000	600 000	700 000
1 100 000	330 000	440 000	550 000	660 000	770 000
1 200 000	360 000	480 000	600 000	720 000	840 000
1 300 000	390 000	520 000	650 000	780 000	910 000

The retirement benefit is equal to 2 per cent per year of service, including industry service, to a maximum of 35 years (except for Mr. McIntyre for whom there is no maximum), times the average of the highest three consecutive years of base salary in the final 10 years of service. At age 65 the benefit is reduced by an adjustment equal to 50 per cent of the total of Canada/Quebec Pension Plan plus Old Age Security benefits, pro-rated for years of service.

    In the event of death after retirement, 50 per cent of the retirement benefit will be continued for the life of the Named Executive Officer's spouse, subject to a minimum of 60 monthly payments from the date of retirement. The retiring allowance agreements provide that no benefit is payable on voluntary resignation prior to age 55, nor on early retirement prior to normal retirement age without the approval of the Corporation.

    The accredited years of service as of December 31, 2002 are as follows: Mr. McIntyre 34; Mr. Jackman 19; Mr. Roberts 18; Mr. Sangster 21.

    Mr. Brenneman is covered by a Supplemental Executive Retirement Plan ("SERP") and by the Petro-Canada registered pension plan (defined contribution option), which pension plan covers all permanent employees of the Corporation.

14    Petro-Canada Management Proxy Circular

    The following table provides information concerning the total annual retirement benefit payable under both the registered pension plan and the SERP at age 60, the earliest age at which an unreduced retirement benefit is available.

PENSION PLAN TABLE

Years of Service
Remuneration	15	20	25	30	35

$
700 000	157 500	210 000	262 500	315 000	367 500
800 000	180 000	240 000	300 000	360 000	420 000
900 000	202 500	270 000	337 500	405 000	472 500
1 000 000	225 000	300 000	375 000	450 000	525 000
1 100 000	247 500	330 000	412 500	495 000	577 500
1 200 000	270 000	360 000	450 000	540 000	630 000
1 300 000	292 500	390 000	487 500	585 000	682 500
1 400 000	315 000	420 000	525 000	630 000	735 000
1 500 000	337 500	450 000	562 500	675 000	787 500
1 600 000	360 000	480 000	600 000	720 000	840 000
1 700 000	382 500	510 000	637 500	765 000	892 500
1 800 000	405 000	540 000	675 000	810 000	945 000
1 900 000	427 500	570 000	712 500	855 000	997 500
2 000 000	450 000	600 000	750 000	900 000	1 050 000
2 100 000	472 500	630 000	787 500	945 000	1 102 500
2 200 000	495 000	660 000	825 000	990 000	1 155 000
2 300 000	517 500	690 000	862 500	1 035 000	1 207 500
2 400 000	540 000	720 000	900 000	1 080 000	1 260 000
2 500 000	562 500	750 000	937 500	1 125 000	1 312 500
2 600 000	585 000	780 000	975 000	1 170 000	1 365 000
2 700 000	607 500	810 000	1 012 500	1 215 000	1 417 500

For Mr. Brenneman, the retirement benefit is equal to 1.5 per cent per year of service, including industry service, times the average of the highest three consecutive years of the sum of base salary plus annual incentive in the final 10 years of service. In the event of the death of Mr. Brenneman after retirement, 60 per cent of the retirement benefit will be continued for the life of his spouse. The SERP provides that no benefit is payable on early retirement prior to normal retirement age without the approval of the Corporation.

    The accredited years of service as of December 31, 2002 for Mr. Brenneman is six years; for his first five years of employment, his accredited service accrues at the rate of two years for every year of actual service.

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Contracts Relating to Termination of Employment

The Corporation has entered into contracts with each of the Named Executive Officers. In the event of termination of employment by the Corporation without just cause, the executive is entitled to a lump-sum payment equal to base salary as of the termination date, plus the average of the incentives earned in respect of the three years prior to the date of termination, multiplied by a notice period. The notice period for Mr. Sangster is two years, for Messrs. McIntyre, Jackman and Roberts two and one-half years and for Mr. Brenneman three years. For the purposes of calculating the executive's retirement benefit, service is increased by the notice period and the executive is deemed to have earned the base salary as of the termination date for the duration of the notice period.

Stock Performance Graph

The following graph charts performance of an investment in the Corporation's common shares against each of the S&P/TSX Composite Index and the TSX Integrated Oils Sub-Index, assuming an investment of $100 on December 31, 1997, and accumulation and reinvestment of all dividends paid from that date through December 31, 2002.

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Compensation of Directors

Board of Directors' compensation is intended to ensure that highly qualified Directors are attracted to meet the demanding responsibilities that Petro-Canada Board members fulfil. The compensation package is reviewed periodically for competitiveness with the packages of similarly complex organizations.

Compensation for All Directors Except the Board Chair

  •
  Only non-employee Directors are compensated for Board service; the Chief Executive Officer is not paid for his services as a Director.
  •
  Annual Board retainer: $35,000. The annual retainer compensates for the Directors' responsibilities as Board members, including attendance at programs for Director development.
  •
  Board meeting fee: $1,500 per meeting.
  •
  Committee meeting fee: $1,500 per meeting.
  •
  Annual committee retainer for all committee members: $3,000 for each committee.
  •
  Annual committee chair retainer for all committees except the Audit, Finance and Risk (AFR) committee: $3,000 (in addition to the annual committee retainer).
  •
  Annual committee chair retainer for chair of AFR committee: $8,000 (in addition to the annual committee retainer).
  •
  Out-of-province travel: $1,500 per round trip applicable to Directors who travel to a Board or Committee meeting outside their home province or country of permanent residence.

Compensation for Board Chair

  •
  Annual retainer for the Board Chair: $225,000 (no other compensation is paid to the Board chair).

Form of Payment

  •
  Annually, Directors can choose to receive their compensation in the form of cash, corporation common shares and/or Restricted Stock Units (RSUs).
  •
  Under the RSU plan, dividends paid on the common shares of the corporation are credited to Directors' notional RSU accounts.
  •
  Directors become entitled to the benefit of their RSUs upon ceasing to be a Director. At such time, RSUs are valued based on the trading price of the corporation's common shares over the following five-day period, and the value of the Director's entitlement is used to purchase common shares on the open market for the benefit of the Director. The Corporation is responsible for brokerage costs incurred in acquiring these shares.

Share Ownership Guidelines

  •
  The Corporation has adopted share ownership guidelines under which each Director is required to hold a minimum number of shares or share equivalents equal in value to five times the annual Board retainer.
  •
  Directors have a maximum of five years to reach this level of share ownership, including shares held notionally in the RSU plan.
  •
  All Directors with the exception of Paul Haseldonckx (who joined the Board in July 2002) have attained the required level of share ownership.
  •
  Directors are not eligible to participate in any of the Corporation's stock option plans.

17    Petro-Canada Management Proxy Circular

Indebtedness of Directors, Executive and Senior Officers

There was no indebtedness to the Corporation as of the date of this circular by any present or former directors, officers and employees of the Corporation or any of their associates in connection with the purchase of securities.

TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVES OFFICERS
AND SENIOR OFFICERS OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

The aggregate amount of indebtedness to the Corporation and its subsidiaries as of the date of this circular of all present and former directors, officers and employees of the Corporation other than under securities purchase programs is $340,000.

Name and Principal Position	Largest Amount Outstanding During 2002	Amount Outstanding as at March 1, 2003

	$	$
Norman F. McIntyre President	300 000	300 000
Boris J. Jackman Executive Vice-President	40 000	40 000

The Corporation made a $300,000 interest-free loan to Norman F. McIntyre as an element of his employment arrangements. The loan is secured and is due in full immediately upon termination of employment with the Corporation.

    The Corporation made a $40,000 interest-free loan to Boris J. Jackman in accordance with his employment arrangements. The loan is unsecured and is due in full immediately upon termination of employment with the Corporation.

    The two loans discussed above were made February 2000 and May 2000 respectively. In 2002 the Corporation discontinued the practice of granting loans to executives.

Directors' and Officers' Insurance Program

Petro-Canada maintains Directors' and Officers' liability insurance to a total limit of $175 million in aggregate during the insurance policy year. The policy provides coverages in two parts:

(i)
Corporate Reimbursement Coverage – This coverage reimburses the corporation for amounts lawfully paid to its directors or officers under the corporate indemnity.
(ii)
Directors' and Officers' Coverage – This coverage pays for losses on behalf of each insured director or officer in situations where the corporation either chooses not to indemnify, or is unable (either legally or financially) to indemnify the director or officer.

    The deductible is $1,000,000 for the corporate reimbursement coverage, and there is no deductible for the directors' and officers' coverage.

    The premium in respect of the individual reimbursement provision was approximately $140,000 for the last completed financial year. The policy does not distinguish between the directors and officers as separate groups.

    Petro-Canada has also acquired an additional $100 million pre-paid insurance that is available for Directors' and Officers' Coverage. This insurance can be triggered following the reporting of a claim, thus supplementing the limit of insurance eroded by any previous claim.

18    Petro-Canada Management Proxy Circular

CORPORATE GOVERNANCE PRACTICES

Principles

Petro-Canada strives to attain the highest standards of corporate governance. New Directors are provided with a Corporate Governance Handbook and substantial reference material relating to the Corporation's strategies, business plan, and recent performance. Arrangements are made for specific briefing sessions from appropriate senior personnel. The Board of Directors, along with management and employees, believe that good corporate governance creates solid shareholder value. The Board of Directors is responsible for the oversight of the management of the Corporation's business and affairs. It has the statutory authority and obligation to protect and enhance the assets of the Corporation and the interest of all shareholders.

Composition of the Board and Independence from Management

The Board of Directors is composed of 11 members. Having regard to the size and complexity of the business of the Corporation, the Board may decrease the number of directors to 9 or increase the number to 13.

    The Board of Directors is constituted with a majority of individuals who qualify as "unrelated directors" within the meaning of the Toronto Stock Exchange Guidelines on Corporate Governance. In its determination as to whether a particular director is a "related director", the Board of Directors examines the individual circumstances of each director and the relationship of the Director to management and to the Corporation.

    The Chief Executive Officer of the Corporation is the sole member of management on the Board of Directors.

Role and Expectations of the Board

The Board of Directors has responsibility for and actively participates in the development and approval of the Corporation's strategic plan and in monitoring and evaluating the performance of the Corporation. One two-day meeting per year is set aside to review the plan strategies, followed by a subsequent meeting to approve the plan strategies; business plan and capital budget.

    The Board of Directors has responsibility for ensuring timely and appropriate information disclosure to security holders and regulators. We believe that the Corporation is well aligned with the guidelines adopted by the Toronto Stock Exchange and the recently proposed disclosure requirements under the United States Sarbanes-Oxley Act of 2002. For detailed information, please refer to the attached Schedule "A".

    The Board of Directors has responsibility for the selection, retention, succession and compensation of senior management. Through the Chairman of the Board and the Chair of the Management Resources and Compensation Committee, the Board of Directors conducts an annual performance evaluation of the Chief Executive Officer and establishes a list of special objectives for the ensuing year.

    The Chairman of the Board provides leadership in regard to the work of the Board committees and the effective performance of the Board of Directors, including a process for evaluation of Board performance. Each year, the Chairs of the Management Resources and Compensation Committee and the Audit, Finance and Risk Committee, in consultation with other members of the Board, review the performance of the Chairman of the Board and set objectives for the coming year.

    Board approval is required for any significant new venture that is outside the Corporation's ordinary course of business, for any expenditure not included in the annual budget approved by the Board of Directors and, in any case, for any transaction of a value in excess of $25 million.

    The Board met nine times in 2002.

The Board's Expectations of Management

The Board expects management to provide information and maintain processes which enable the Board to identify issues, challenges, and opportunities for the Corporation, and to otherwise discharge its responsibilities.

Role and Expectations of Board Committees

The Board of Directors has five committees. Each committee typically has at least five members. The Board has not formed an Executive Committee as it deals with all transactions as a whole.

    Committees undertake detailed examinations of specific aspects of the Corporation. They provide a smaller, more intimate forum than full Board meetings and are designed to be more conducive to exhaustive and forthright discussion.

    Committees do not take action or make decisions on behalf of the Board unless specifically mandated to do so.

    Each Committee Chair provides a report to the full Board following a Committee meeting.

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MANDATES AND REPORTS OF COMMITTEES
OF THE BOARD OF DIRECTORS

Mandate and Report of the Audit, Finance and Risk Committee

The Audit, Finance and Risk Committee is composed entirely of unrelated Directors and is responsible for reviewing and providing recommendations to the Board regarding the Corporation's accounting policies, reporting practices, internal controls, the Corporation's annual and interim financial statements, financial information included in the Corporation's disclosure documents and risk management matters. The Committee also reviews significant audit findings, material litigation and claims and any issue between management and the auditors. The Committee maintains direct relationships with the Corporation's contract internal auditor and external auditors.

    Concurrent with the process undertaken by the Corporate Governance and Nominating Committee, the Audit, Finance and Risk Committee closely monitored and will take appropriate action with respect to the United States Sarbanes-Oxley Act of 2002. The Committee continually assesses its mandate and performance.

    The Committee met 11 times in 2002.

"Signed"
Gail Cook-Bennett, Brian F. MacNeill, Paul D. Melnuk (Chair), Guylaine Saucier

Mandate and Report of the Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of unrelated Directors. Its mandate is to oversee the Corporation's corporate governance process and governance issues. It also proposes to the Board, candidates to be nominated to the shareholders for election to the Board of Directors. The Committee undertakes a process to determine the attributes and characteristics of appropriate nominees in the context of the Corporation's current and future circumstances, including its incumbent Board complement. The Board obtains periodic independent advice with respect to the compensation of directors.

    The Committee and management undertook an extensive review following the proclamation of the United States Sarbanes-Oxley Act of 2002, and recommended areas of improvement in the Corporation's current practices as well as highlighted achievements.

    The Committee annually assesses the quality of information provided by management and its timeliness by asking individual Directors to complete a Board Information Survey.

    The Committee met five times in 2002.

"Signed"
Gail Cook-Bennett, Purdy Crawford (Chair), Paul Haseldonckx, Thomas E. Kierans, Brian F. MacNeill, William W. Siebens

Mandate and Report of the Environment, Health and Safety Committee

The Environment, Health and Safety Committee consists of unrelated directors with the exception of Ron A. Brenneman, CEO of the Corporation. The Committee monitors the Corporation's environment, health and safety performance and makes recommendations for continuous improvement. The Committee was extensively involved in oversight of the Corporation's development of its Total Loss Management policy, a cornerstone of the entire EH&S program. The Committee is also actively involved in reviewing on a continuing basis, the Corporation's position on climate change and other significant issues facing the Corporation.

    The Committee met twice in 2002.

"Signed"
Ron A. Brenneman, Angus A. Bruneau (Chair), John F. Cordeau, Paul Haseldonckx, Brian F. MacNeill, Paul D. Melnuk

20    Petro-Canada Management Proxy Circular

Mandate of the Management Resources and Compensation Committee

The Management Resources and Compensation Committee is composed entirely of unrelated directors. The Committee is responsible for reviewing and making recommendations to the Board of Directors regarding compensation and benefit practices and management succession. The Committee obtains independent advice with respect to compensation issues.

    The Committee met four times in 2002.

    The Report of the Committee appears on pages 10 and 11.

    The Directors of the Corporation who served as members of the Committee during the financial year ended December 31, 2002, are P. Crawford, C. Fontaine, T. E. Kierans, B. F. MacNeill and W. W. Siebens. Mr. MacNeill is the non-executive Chairman of the Board of the Corporation. None of the other members of the Committee was an officer, employee, or former officer of the Corporation or of any of its subsidiaries.

Mandate and Report of the Pension Committee

The Pension Committee is composed entirely of unrelated Directors. The Committee approves investment principles and policies, including asset mix and funding policies for the defined benefit plan and the plan member communication policy for the defined contribution plan. The Committee also reviews investment performance of the Plans, appoints the actuary and various consultants and approves pension governance processes. The Committee reports semi-annually to the Board of Directors on the status of the Plans and, where appropriate, the Committee approves or provides recommendations to the Board of Directors on the financial position, governance and performance of the Plans.

    The Committee met twice in 2002.

"Signed"
Angus A. Bruneau, Gail Cook-Bennett (Chair),
John F. Cordeau, Brian F. MacNeill, Guylaine Saucier

Shareholder Proposals for the 2004 Annual Meeting

The Canada Business Corporations Act, which governs Petro-Canada, provides that shareholder proposals must be received by December 7, 2003 to be considered for inclusion in the management information circular and the form of proxy for the 2004 annual meeting of shareholders, which is expected to be held on April 27, 2004.

Shareholder Feedback

The Corporation maintains a comprehensive investor communication program managed by its Investor Relations department. Visit the Investor Centre on our Web site at www.petro-canada.ca

21    Petro-Canada Management Proxy Circular

Additional Information

Copies of this Management Proxy Circular, as well as the Corporation's latest Annual Information Form and its Audited Consolidated Financial Statements for the year ended December 31, 2002, may be obtained from the Corporation's Web site at www.petro-canada.ca or by mail from the Corporate Secretary, 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3E3.

Director's Approval

The contents and the sending of this Circular have been approved by the Board of Directors of the Corporation.

Management Certificate

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Ron A. Brenneman Chief Executive Officer	Ernest F. H. Roberts Senior Vice-President and Chief Financial Officer

Calgary, Alberta
March 6, 2003

22    Petro-Canada Management Proxy Circular

SCHEDULE "A"

Governance

GUIDELINE (Adapted from the TSX Guidelines)	PETRO-CANADA ALIGNMENT	PETRO-CANADA'S GOVERNANCE PROCEDURES

The Board's independence is fundamental to its stewardship role and to its effectiveness	Yes	•	The role of the Board is one of stewardship and to act in the best interests of the Company. In doing so, the mandate of the Board is to supervise the management of the business and affairs of the Company.
		•	All of the Board members with the exception of the Chief Executive Officer are "unrelated" as such term is defined in the Toronto Stock Exchange Guidelines.[1] The Board applies this definition of "unrelated" to each individual director and discloses on an annual basis whether the Board has a majority of "unrelated" directors. The Chairman of the Board is an "unrelated" director. All of the Company's Board members are standing for re-election on April 29, 2003, with the exception of Mr. Crawford.
		•	The Board and its Committees may retain outside advisors as they deem necessary. Individual Directors may also retain outside advisors, at the Company's expense, to provide advice on any matter before the Board or a Board Committee with prior approval of the Corporate Governance and Nominating Committee ("CGNC").
[1]
An unrelated Director is a Director who is independent of management and free from any interest and any business or relationship that could, or could reasonably be perceived to, materially interfere with the Director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.

Accountabilities for the Board, its Committees, the Chair, the CEO and individual Directors	Yes	•	The Board, together with the Chief Executive Officer, has enacted specific guidelines defining the scope of duties and expectations of the Board, its Committees, and management. Policies, which include specific quantitative limits and criteria, outline decisions requiring prior approval of the Board.
		•	The CGNC conducts regular effectiveness reviews of the Board, its Committees, the Chair and individual Directors.
		•	Position descriptions for the Chairman and the CEO have been developed. These are outlined in the Corporate Governance Handbook of Petro-Canada.
		•	The CGNC conducts a thorough annual performance review of the CEO and, working with the CEO, sets objectives for the coming year that must be approved by the full Board. Performance is evaluated relative to these objectives, and to the Company's overall performance for its shareholders.

23    Petro-Canada Management Proxy Circular

Committees help the Board fulfil its responsibilities	Yes	•	The Board relies heavily on its Committees to fulfil its mandate and meet its responsibilities. Committees of the Board allow Directors to share responsibility and devote the necessary resources to a particular area or issue.
		•	Committees have specific terms of reference and are composed entirely of unrelated Directors, with the exception of the Environment, Health and Safety Committee which includes the Company's Chief Executive Officer. Committees periodically hold in camera meetings without management present.
		•	The Board and each of its Committees prepare annual objectives, plans and agendas.
		•	Committee Chairs report on each of their meetings and seek approvals as required from the Board of Directors.
		•	Reviews of the structure, mandates and composition of the Committees are conducted regularly.

The Board is actively involved in the Company's strategic direction	Yes	•	The Board has ultimate oversight for adoption of a strategic planning process, and monitoring performance in executing its strategies and meeting its plan objectives.
		•	Each year, after consultations and meetings with management, the Board reviews and approves strategic plans for the Company. The Board considers issues relating to the Company's lines of business and reviews its allocation of resources to those lines of business. The Board also participates in Directors' seminars to better understand the business of the Company.
		•	The Board receives updates from the CEO and other managers on strategic developments and on the Company's performance vis-à-vis the strategic plan, and ensures plans are adjusted to reflect new conditions or environmental factors. The Board also reviews and approves financial statements, major investments, the raising of capital, organizational restructuring and other items of significance such as mergers, acquisitions and divestitures.

Considering the Company's principal risks, risk management and internal controls	Yes	•	The Board considers all principal risks facing the Company, as well as measures to manage these risks. The Board has charged the Audit, Finance and Risk Committee ("AFRC") with ensuring that comprehensive policies, risk management policies and internal control systems are in place to mitigate the Company's exposures. The Committee reviews these matters quarterly.
		•	The Company's risk policies, risk management processes, internal controls and management information systems are updated on a regular basis to ensure they match the Company's risk profile and comply with regulatory requirements.
		•	The AFRC Mandate was proposed by the AFRC and ratified by the Board of Directors. The Mandate defines the AFRC roles and responsibilities.
		•	The AFRC has direct communication, including in camera meetings, with the internal and external auditors.

24    Petro-Canada Management Proxy Circular

Succession planning (including appointing, training, monitoring senior management)	Yes	•	The Management Resources and Compensation Committee ("MRCC") oversees the Company's human resources strategy. It conducts an annual review of the senior management succession planning process and plans, and global corporate leadership development programs.
		•	The MRCC approves the appointment of senior management and reviews the annual performance of senior executives. Additional information on the MRCC can be found under the heading "Mandate and Report of the Management Resources and Compensation Committee."

Board size and composition	Yes	•	The current Board roster is effective, and provides a diversity of experience and viewpoints.
		•	The CGNC defines the requisite skills and experience required of the Directors and nominates candidates to the Board for election by the shareholders.
		•	The CGNC analyzes the Board's desired expertise and background profile to ensure broadly-based and diverse experience that will support the Company's strategy and operations. This allows the CGNC and the Board to nominate qualified individuals.

Equipping Directors to fulfil their roles – Director orientation/	Yes	•	The company maintains an orientation program for new Directors and a continuing education program for all Directors.
education		•	As part of the continuing education program, arrangements are made for specific briefing sessions from appropriate senior personnel to help Directors better understand the Company's strategies and operations.
		•	The Corporate Governance Handbook is a comprehensive reference source about the Company. Regularly updated, the Handbook is given to corporate officers with governance-related responsibilities.

Board, Committee and individual Director evaluation	Yes	•	The CGNC proposes new Board nominees to the full Board and assesses directors on an ongoing basis.
		•	The Chair meets with individual Directors, as well as the Board, to plan the implementation of recommendations.

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Director's compensation provides a long-term focus through equity ownership	Yes	•	Directors are encouraged to invest in the Company and they may elect to receive equity (common shares or RSUs) as part of their remuneration. Directors must establish over five years and maintain an ownership position in the Company equal in value to five times the annual Directors' retainer. This helps align their objectives with those of the shareholders and allows the Company to attract and retain talented and experienced Directors. The specific elements of Directors' compensation are outlined in the section headed "Compensation of Directors", and the Board regularly reviews the adequacy and form of director's compensation.

Ensuring integrity of communications between the Company and its stakeholders,	Yes	•	The Board of Directors approves policies relating to the treatment and release of Company information in a timely and broadly disseminated basis, as required by securities laws.
including the treatment and release of Company information		•	The Board, with help from the Audit, Finance and Risk Committee, approves annual and quarterly reports on the Company's performance, as well as material public communications.
		•	The Company has reviewed its disclosure policies and practices to ensure full, fair and timely disclosure of information. Petro-Canada shares information with individual shareholders, institutional investors and financial analysts through its Investor Relations (IR) Department, and to the media through its Corporate Communications Department.
		•	The IR Department reports regularly to the Board on share performance, issues raised by shareholders and analysts, the Company's institutional shareholder base, and a summary of recent IR activities.
		•	The Company's Web site, www.petro-canada.ca, contains transcripts of quarterly investor conference calls and presentations made by senior management to the investment community, as well as annual reports, news releases and other investor information.

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SCHEDULE "B"

Shareholder Proposals

The following proposals have been made by holders of common shares of Petro-Canada for consideration at the Annual Meeting. In no specific order, Proposal A has been co-submitted by Real Assets Investment Management Inc. of Suite 801, 1166 Alberni Street, Vancouver, British Columbia, V6E 3Z3 and Ethical Funds Inc., 1441 Creekside Drive, 8th Floor, Vancouver, British Columbia, V6J 4S7. Proposal B has been submitted by the Carpenter's Local 27, Benefit Trust Funds, Office of the Trust Fund, Marion Wilkins & Associates Ltd., 230 Norseman Street, Etobicoke, Ontario, M8Z 6A2. The Board of Directors of Petro-Canada and its management oppose these proposals for the reasons set out after each of them.

Proposal A

It is proposed that Petro-Canada prepare a report to shareholders (at a reasonable cost and omitting proprietary information) by October 2003 detailing the range of potential financial liability associated with its greenhouse gas emissions, its strategy to reduce this liability, including an estimate of the costs and benefits of substantially reducing annual greenhouse gas emissions under a range of reasonable carbon pricing scenarios, with special reference to the possible role of investments in renewable energy.

Statement of Support

Investors, their confidence in corporate bookkeeping shaken, are scrutinizing other possible "off-balance-sheet" liabilities, including the embedded risks associated with global climate change.

    The world's largest reinsurance company, MunichRe, cites direct climate-related losses reaching US$300 billion annually by 2050. SwissRe, the world's second largest reinsurer, sees inaction on climate change as a possible liability issue and is considering the potential coverage implications for companies, directors and officers who do not address this risk.

    The Kyoto Protocol will commit signatories to binding national reductions in greenhouse gas (GHG) emissions. Carbon emissions trading is one flexibility mechanism by which companies buy and sell GHG emissions trading permits. Leading companies are integrating GHG emissions trading into their climate change strategies, either as a cost-effective means of achieving emissions reduction goals or as a means of monetizing their existing investments in reducing GHG emissions. Experts predict the GHG emissions trading market to grow rapidly from US$10 billion in 2005 to over $2 trillion by 2012.

    According to the World Resources Institute (WRI), preliminary carbon pricing estimates for emissions trading range from low single digits to more than US$300 per tonne. The WRI also reports that US oil and gas companies face varying levels of risk associated with climate change, yet few companies disclosed their financial exposure and "no company attempted to quantify the financial implications for its shareholders" (Changing Oil: Emerging Risks and Shareholder Value in the Oil and Gas Industry, WRI 2002).

    BP has reduced greenhouse gas emissions by over nine million tonnes eight years ahead of target. BP states that projects to improve energy efficiency have resulted in an estimated US$650 million in extra value for the company and said it will peg net future emissions at this new, lower level despite plans to grow its oil and gas business by 5.5% per year to 2005. Shell International has indicated that it will meet its target to reduce emissions to 10% below 1990 levels by 2002.

    In its 2002 filings with securities regulators, Petro-Canada acknowledges public concern about global climate change, describes past efforts to reduce GHG emissions, and declares an intention to reduce emissions further and improve energy efficiency, but does not provide a rigorous quantified assessment of: the implications of the Kyoto Protocol; how oil sands development will impact the company's overall GHG emissions and emissions trading; potential risks and risk mitigation strategies associated with climate change. On November 30, 2002 Petro-Canada announced it may freeze or cancel nearly half a billion dollars in new investment in oil sands by 2003.

     The Board of Directors recommends voting AGAINST this proposal for the following reasons:

    As a principled company, Petro-Canada has already reduced its annual greenhouse gas emissions through voluntary action by more than a million tonnes – the equivalent of taking 150,000 full-sized cars off the road. The Company's 2001 greenhouse gas emissions were 15 per cent below their level in 1990, the Kyoto benchmark year, despite a 23 per cent increase in total production of crude oil, natural gas and refined products. Petro-Canada is pledged to continue to reduce emissions in its ongoing Upstream and Downstream operations, and will continue to seek and implement innovative solutions to minimize emissions in new developments, such as co-generation of power and steam, which substantially reduces total emissions related to oil sands production.

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    The federal government has not yet outlined its implementation plan for the Kyoto Protocol in sufficient detail for Petro-Canada to assess with any accuracy the potential impact of such a plan on our future business. Petro-Canada and others in the industry are actively engaged with the government seeking additional clarity on these matters, but there is no assurance that sufficient detail will be available to enable Petro-Canada to provide, by October 2003, meaningful estimates of the range of financial impacts of such an implementation plan.

    Petro-Canada provides to our shareholders and investors substantive information on risks and uncertainties related to our business plans, through our annual and quarterly reports, through investor presentations which are posted on our Web site, and through other avenues of continuous disclosure. Also, each year we provide a summary of our actions to limit greenhouse gas emissions in our Annual Report, with greater detail in our Report to the Community and Voluntary Challenge and Registry Progress Report. All of these reports are publicly available on our Web site. As Petro-Canada's practice is to be open and forthcoming with timely disclosure, we see no need for a separate report on these matters.

Proposal B

It is proposed that the shareholders of Petro-Canada hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued to senior Company executives.

Statement of Support

Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report. Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather that long-term corporate value.

    A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated U.S. Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth," he concluded. (See Globe and Mail, "Expensing Options is a Bandwagon Worth Joining," Aug. 16, 2002.)

    Warren Buffet wrote in a New York Times Op-Ed piece on July 24, 2002:

    "There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

    For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom – examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting method used by chief executives to inflate reported earnings…

    Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing almost all C.E.O.'s have told their shareholders that options are cost-free…

    When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?"

    Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, over 100 U.S. and Canadian companies, including Bank of Montreal, Toronto-Dominion Bank, Coca Cola Corporation, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements.

    Our company has yet to act. We urge your support.

     The Board of Directors recommends voting AGAINST this Proposal for the following reasons:

    Petro-Canada recognizes that expensing stock options is an issue currently receiving much attention by the media and investors. The Corporation is interested in providing appropriate transparency in its accounting practices for employee stock options. In 2002 the Corporation has shown by footnote to its quarterly and year end Financial Statements the pro forma amounts that would have been charged to its earnings if the stock option grants were expensed. The Canadian Institute of Chartered Accountants accepts this practice. During 2002, the estimated effect on Petro-Canada's reported earnings ranged from 0.5 per cent to 1.0 per cent.

    In December 2002, the Canadian Institute of Chartered Accountants issued for public comment a draft proposal authorizing the proposed standards for expensing of stock options. The proposed rules would apply to employee stock option grants made in accounting periods after January 1, 2004. There are many questions which have to be answered before the Canadian Institute of Chartered Accountants can implement a system which will be fair to all issuers and which reasonably reflects the true cost of stock options. The Financial Executives International of Canada recently commented to the Canadian

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Institute of Chartered Accountants pointing out the significant difficulties in implementing a program of employee stock option expensing. They specifically noted that the widely accepted currently available stock option pricing models cannot accurately determine the value of most employee stock options. Such models are designed more toward valuing publicly traded market options.

    Although some companies have announced their intention to expense stock options, there is no standard practice for valuing such expenses so that reporting may not be consistent.

    Until such time as the Canadian Institute of Chartered Accountants is able to issue an accounting standard on expensing options, it would be premature for the Corporation to expense stock options. The Corporation believes that until a general accounting standard is approved it is most appropriate to show the pro forma disclosure of the cost of its options as a footnote to its financial statements. This provides its shareholders and the investing public with an understanding of the cost of this particular employee incentive program. Management believes that by following its current practices, Petro-Canada is providing reasonable transparency in its accounting for its stock options without impairing the interests of the Corporation or its shareholders.

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QuickLinks

EXHIBIT 2
MANAGEMENT PROXY CIRCULAR
  Table of Contents
  Invitation to Shareholders
VOTING AND PROXIES: QUESTIONS AND ANSWERS
BUSINESS OF THE MEETING
  Board of Directors Director Nominees
  Meetings Held and Attendance of Directors
EXECUTIVE COMPENSATION
  Report on Executive Compensation
  Summary Compensation Table
  Grants of Options
  Stock Options Exercised
  Pension Plans
  Contracts Relating to Termination of Employment
  Stock Performance Graph
  Compensation of Directors
  Indebtedness of Directors, Executive and Senior Officers
  Directors' and Officers' Insurance Program
CORPORATE GOVERNANCE PRACTICES
MANDATES AND REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS
  Mandate and Report of the Audit, Finance and Risk Committee
  Mandate and Report of the Corporate Governance and Nominating Committee
  Mandate and Report of the Environment, Health and Safety Committee
  Mandate of the Management Resources and Compensation Committee
  Mandate and Report of the Pension Committee
  Shareholder Proposals for the 2004 Annual Meeting
  Shareholder Feedback
  Additional Information
  Director's Approval
  Management Certificate
SCHEDULE "A"
  Governance
SCHEDULE "B"
  Shareholder Proposals